Exhibit 3.5

CERTIFICATE OF FORMATION
OF
JJP ACQUISITIONS, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company is:

JJP ACQUISITIONS, LLC

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange St., in the City of Wilmington, County of New Castle 19801. The name of the registered agent at such address is The Corporation Trust Company.

IN WITNESSED WHEREOF, the undersigned has executed this Certificate of Formation as of February 26, 2016.

/s/ Steven L. Rist
Steven L. Rist, Authorized Person

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1. Name of Limited Liability Company: JJP Acquisitions, LLC

2. The Certificate of Formation of the limited liability company is hereby amended as follows: Article FIRST is hereby amended to read: The name of the limited liability company is JJ Plank Company, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 4th day of May, A.D. 2016.

By:	/s/ Steven L. Rist
Authorized Person(s)

Name:	Steven L. Rist
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